Exhibit 3.127

Articles of Organization

of

Matthews Real Estate Holdings LLC

Pursuant to Section 57D-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1.     The name of the limited liability company is Matthews Real Estate Holdings LLC.

2.              The organizer is executing these Articles of Organization in the capacity of an organizer, and is not a member. The name and address of the organizer are as follows:

Phillip B. Kennedy

301 Fayetteville Street, Suite 1700

Raleigh, Wake County, NC 27601

3.              The street address and county of the initial registered office of the limited liability company in the State of North Carolina is:

150 Fayetteville Street, Box 1011

Raleigh, Wake County, NC 27601-2957

The mailing address of the limited liability company’s initial registered office is the same as its street address.

4.     The name of the initial registered agent at such address is CT Corporation System.

5.     The address of the principal office of the limited liability company is:

10401 Monroe Road

Matthews, NC 28105-5349

The mailing address of the limited liability company’s principal office is:

PO Box 1017

Charlotte, NC 28201-1017

6.     These articles will be effective upon filing.

This the 13th day of January, 2016.

/s/ Phillip B. Kennedy
Phillip B. Kennedy, Organizer